EXHIBIT 21.1

LIST OF SUBSIDIARIES OF
PACIFIC HEALTH CARE ORGANIZATION, INC.

The Company has three wholly-owned subsidiaries:

Medex Healthcare, Inc. – a California corporation

Industrial Resolutions Coalition, Inc., formerly known as Workers Compensation Assistance, Inc. – a California corporation

Arissa Managed Care, Inc. – a Nevada corporation